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Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in the Post-Effective Amendment ("PEA") No. 1 to Registration Statement ("RS") No. 333-113393 for Morgan Stanley Spectrum Select L.P., PEA No. 1 to RS No. 333-113397 for Morgan Stanley Spectrum Technical L.P., PEA No. 1 to RS No. 333-113396 for Morgan Stanley Spectrum Strategic L.P., PEA No. 1 to RS No. 333-11398 for Morgan Stanley Spectrum Currency L.P., and PEA No. 3 to RS No. 333-104002 for Morgan Stanley Spectrum Global Balanced L.P. (collectively, the "Partnerships") of our report dated March 2, 2004, relating to the statements of financial condition, including the schedules of investments, as of December 31, 2003 and 2002, of the Partnerships and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2003 appearing in the supplement to prospectus dated April 28, 2004, which is a part of such Registration Statements.

        We also consent to the use of our report dated February 12, 2004 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2003 and 2002 appearing in the supplement to the prospectus dated April 28, 2004, which is part of such Registration Statements.

        We also consent to the reference to us under the heading "Experts" in the supplement to the prospectus dated April 28, 2004, which is part of such Registration Statements.

/s/ Deloitte & Touche LLP
New York, New York
September 24, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM